Exhibit 99.1

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP REPORTS ANOTHER PROFITABLE QUARTER

AS NONPERFORMING ASSETS DROP SHARPLY

•	Nonperforming assets decline 19.9% to 3.38% of total assets from 4.22% at March 31, 2012

•	Total classified assets decline 12.3% for the quarter to 63% of the Bank’s total capital plus reserves, down from 72% at March 31, 2012

•	Total risk based capital is 14.73% and exceeds the 10.0% requirement to be “well capitalized”

•	Tangible book value per common share increases $0.42, or 6.1%, for the year to $7.27

•	Net interest margin averages 4.16% for the quarter and 4.15% year-to-date

•	Cost of interest bearing deposits drops to 0.46% for the quarter

•	Noninterest expense declines $1.6 million, or 5.6%, compared to same period a year ago

•	Quarterly Mortgage banking revenues increase 106.3% over same period a year ago

•	Company announces continued expansion efforts in Raleigh and Charlotte

•	New commercial loan production climbs year to date to $103 million, a 25% increase from the prior year

GREENSBORO, N.C., August 1, 2012 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for the three month and six month periods ended June 30, 2012.

For the three months ended June 30, 2012 net income totaled $921,000 compared to $1.1 million for the quarter ended June 30, 2011. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $192,000, or $0.01 per diluted share, for the quarter ended June 30, 2012. For the six months ended June 30, 2012 net income totaled $2.4 million compared to $2.2 million for the same period a year ago. The prior year six month period benefitted from a one time gain of $2.0 million on the sale of investment securities.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “Our second quarter results were excellent. While we were pleased by a number of positive core earnings and efficiency trends, the highlight of our second quarter is the sharp decline in our classified asset portfolios, which fell to their lowest levels since September of 2010. During the June quarter, nonperforming assets declined $14.6 million, or 19.9%, falling from 4.22% of total assets to 3.38%. Nonperforming loans fell by $9.0 million, foreclosed properties declined by $5.5 million, and performing classified loans shrank by $3.6 million. In total, our classified assets were reduced by $18.2 million, or 12.3%, from the prior quarter. For the remainder of 2012, it is our desire to accelerate the workout of the remaining problem assets and definitively shift our focus to growing a quality franchise. Since the beginning of the recession, the Company has charged off $153.6 million, or 9.4%, of our peak level of loans. We believe we are in the final stage of the adverse credit cycle. Our problem loan migration has largely reversed, and we are left with a manageable level of problem assets. Based on this belief, our team is developing a plan to dispose of a substantial portion of the remaining problem assets. We intend to aggressively market them and believe most will be sold by December 31, 2012. The greatest impact on our financial performance will likely occur in the September 2012 quarter as we determine which assets will be sold in an orderly market and identify those that will be sold in a liquidation market, and record write downs for the expected losses. We anticipate that the Company will report a net loss in the third quarter, but that we will remain well capitalized and anticipate that the implementation of this plan will rapidly lead to improved earnings in future periods as credit related costs fall to a fraction of their recent levels.”

Net interest income

Net interest income declined $206,000, or 1.2%, to $16.3 million for the quarter compared to $16.5 million a year ago. Year to date net interest income declined 4.2%, or $1.4 million, to $32.5 million. The Company’s net interest margin improved to 4.16% for the quarter compared to 4.14% for same period last year. The net interest margin for the six month period ending June 30, 2012 was 4.15%, down from 4.21% for the first six months of last year. For the six month period, the average balance of loans declined $133.3 million from the prior year’s six month average, resulting in a $4.4 million reduction in interest income from loans. This decline was partially offset by lower interest expense on interest bearing liabilities, which fell by $2.5 million. Interest income on investments increased 7.1% for the year, or $488,000, due primarily to a higher average balance in the investment portfolio.

The sustained low interest rate environment continues to impact loan yields. The annualized average yield on loans decreased to 4.99% for the three months ended June 30, 2012 compared to 5.16% for the three months ended June 30, 2011. For the six months ended June 30, 2012, the annualized average yield on loans decreased to 5.01% from 5.20% for the six months ended June 30, 2011. Net interest margin is also impacted by changes in interest income from nonaccrual loans. For the six months ended June 30, 2012, nonaccrual interest decreased the net interest margin by 9 basis points compared to 12 basis points for the six months ended June 30, 2011.

Balance Sheet

Total assets increased $2.5 million during the quarter to $1.748 billion at June 30, 2012. Cash and cash equivalents climbed $26.4 million, but was offset by a $11.0 million decline in loans held for investment, a $5.9 million decline in investment securities and a $5.5 million decline in other real estate owned. During the past nine months, the Company has been actively building its commercial and private banking sales teams in the largest metropolitan areas of North Carolina, including the Piedmont Triad, Wilmington and Raleigh markets. During the second quarter, the Company received approval to open a full-service branch in Raleigh and elected to pursue a commercial loan production office in Charlotte. For the three and six month periods, the Company originated $59.6 million and $102.8 million, respectively, of new commercial loans.

Total deposits were unchanged at $1.449 billion. Core deposits, excluding time deposits, declined $40 million during the quarter to $1.043 billion. This decline in core deposits resulted primarily from the withdrawal of temporary funds added in the prior quarter. Time deposit balances increased $40 million during the quarter due to the addition of $70 million of wholesale deposits. Retail time deposits declined $30 million during the quarter to $304.1 million. The weighted average interest rate on total deposits at June 30, 2012 was 0.36% and was 0.26% on the $1.043 billion of core deposits. The highest cost cross section of deposits remains retail time deposits, which had an interest rate of 0.75% on the $304.1 million of deposit balances. Approximately $124.9 million of retail time deposits with a weighted average rate of 0.58% will mature in the third quarter of 2012. An additional $62.5 million of retail time deposits with approximately the same weighted average rate will mature by year end 2012.

Shareholders’ equity increased $2.5 million during the quarter and $6.2 million for the year to $169.6 million. The higher equity balance for the quarter included a $2.1 million increase in comprehensive income from changes in value of investment securities, as well as a $192,000 increase to retained earnings. Tangible book value per common share increased $0.18 during the quarter and $0.42 for the year to $7.27 at June 30, 2012.

Noninterest Income

Operating noninterest income, which excludes gains and losses on sales of securities and other real estate owned (“OREO”), totaled $4.0 million for the second quarter of 2012 and 2011. Retail banking revenue declined $229,000 from a year ago to $2.3 million, and wealth management services revenue declined $65,000 to $561,000. The declines were partially offset by higher mortgage banking revenue, which increased $285,000. For the six month periods, operating noninterest income totaled $8.0 million each year. For the six months ended June 30, 2012, retail banking revenue declined $475,000 to $4.6 million while mortgage banking revenue increased $423,000 to $1.1 million. Wealth management services revenue was down $16,000 for the first six months of 2012 compared to the same period last year.

Losses on sales and write downs of OREO increased $1.4 million to $3.0 million for the quarter ended June 30, 2012 from $1.6 million for the quarter ended June 30, 2011, and increased $0.9 million to $4.0 million for the first six months of 2012.

Securities gains totaled $2.0 million during the six months ended June 30, 2011 compared to no gains during the six months ended June 30, 2012.

Noninterest Expense

Noninterest expense declined $840,000, or 5.8%, to $13.7 million for the quarter just ended compared to $14.6 million for the prior year’s second quarter, and declined $1.6 million to $27.3 million for the first six months of 2012 from the prior year of $29.0 million. The lower noninterest expense was due in large part to management’s on-going efforts to reduce controllable expenses. Since the Company formed in a merger in 2007, approximately $16.5 million of annual expense has been eliminated.

Asset Quality

Total classified loans decreased 10.6%, or $12.6 million, during the quarter. Total classified loans crested later than many of the Company’s other credit metrics, rising until the third quarter of 2010. Since then, classified loans have declined 36.5%, or $61.2 million. As a percentage of the Bank’s tier one capital plus reserves, classified assets declined to 63% from 78% at December 31, 2011 and 93% at September 30, 2010. Nonperforming loans declined 20.7%, or $9.0 million, during the quarter. The decrease was due primarily to a decline in nonaccrual loans. Nonperforming loans peaked at June 30, 2009 at $64.1 million. Since then, they have declined 45.9%, or $29.4 million. Nonperforming loans represent 2.98% of total loans held for investment. OREO decreased $5.5 million during the quarter to $24.5 million. Including OREO, total nonperforming assets decreased $14.6 million to $59.2 million, or 3.38% of total assets at June 30, 2012. The average age of OREO properties is 16 months. Troubled debt restructured loans totaled $16.1 million of the $34.7 million of nonperforming loans. Accruing restructured loans totaled $5.2 million and nonaccruing restructured loans totaled $10.9 million. The Company evaluates all troubled debt restructured loans at the time of the restructure for impairment, which typically results in the asset being moved to nonaccrual. The Company’s highest risk and most closely monitored nonperforming assets are nonaccruing loans excluding troubled debt restructures. These loans totaled $18.5 million at June 30, 2012, down $37.7 million, or 67%, since June 30, 2009.

The allowance for credit losses totaled $25.2 million at June 30, 2012, or 2.17% of loans held for investment. The Company’s allowance for credit losses as a percentage of nonperforming loans totaled 72.8% at June 30, 2012, compared to 71.2% at December 31, 2011 and 58.8% at June 30, 2011. The allowance consists of general reserves, totaling 87.8%, and specific reserves of 12.2%. The confirmed losses from the Company’s nonperforming loans have been previously recognized through chargeoffs. Consequently, the Company’s allowance for credit losses is generally applicable to inherent losses within the Company’s watch list and other performing loans portfolio. Since the current adverse credit cycle began in 2007, the Company has charged off $153.6 million of loans and OREO, or 9.4% of our highest/peak level of loan balances of $1.627 billion at September 30, 2008. The annualized average quarterly net loss percentages over this 22 quarter period for commercial loans, mortgage loans, credit reserves and home equity lines, retail loans and credit cards were 1.71%, 0.57%, 1.45%, 1.80% and 1.33%, respectively.

The Company is well within the regulatory commercial real estate high concentration guidelines in land acquisition, development and construction (the “AD&C portfolio”) loans, as well as total commercial real estate loans. At June 30, 2012, the Company’s concentration levels were 32.05% and 131.83%, respectively, of total regulatory capital, which compares favorably to the interagency regulatory guidance maximum concentrations of 100% and 300%, respectively. The AD&C portfolio totaled $63 million at June 30, 2012, including $27 million of speculative residential construction and residential acquisition and development. This portfolio is largely graded as classified loans.

Outlook

Mr. Ridgill stated that “as previously discussed, we believe that our decision to accelerate the resolution of our remaining problem assets will result in a loss in the September 2012 quarter. We anticipate the cost associated with this will be fully estimated in that quarter and will immediately lead to stronger earnings in the fourth quarter and beyond. The Company’s annual earnings before taxes and credit related costs have exceeded $27 million for each of the last two years. Through six months, we are once again on pace to exceed this level. As high credit costs are removed from our results, we anticipate strong earnings in 2013. While we expect margins will remain under pressure, we believe a decline in credit costs alone will result in strong returns to our shareholders.”

About NewBridge Bancorp

NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the Nasdaq Global Select Market under the symbol of “NBBC”.

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 banking offices in North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,176,015	$14,581	4.99%	$1,298,832	$16,694	5.16%
Investment securities	398,541	3,825	3.86%	277,883	3,256	4.70%
Other earning assets	12,033	5	0.17%	32,514	20	0.25%

Total Earning Assets	1,586,589	18,411	4.67%	1,609,229	19,970	4.98%
Non-Earning Assets	157,153			150,883

Total Assets	$1,743,742	18,411		$1,760,112	19,970

Interest-Bearing Liabilities
Deposits	$1,219,190	1,385	0.46%	$1,268,598	2,574	0.81%
Borrowings	134,787	611	1.82%	147,578	776	2.11%

Total Interest-Bearing Liabilities	1,353,977	1,996	0.59%	1,416,176	3,350	0.95%
Noninterest-bearing deposits	201,997			165,070
Other liabilities	19,154			15,902
Shareholders’ equity	168,614			162,964

Total Liabilities and Shareholders’ Equity	$1,743,742	1,996		$1,760,112	3,350

Net Interest Income		$16,415			$16,620

Net Interest Margin			4.16%			4.14%
Interest Rate Spread			4.07%			4.03%

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,183,528	$29,503	5.01%	$1,316,817	$33,930	5.20%
Investment securities	380,653	7,506	3.97%	296,037	7,013	4.78%
Other earning assets	18,005	20	0.22%	20,115	24	0.24%

Total Earning Assets	1,582,186	37,029	4.71%	1,632,969	40,967	5.06%
Non-Earning Assets	157,776			147,451

Total Assets	$1,739,962	37,029		$1,780,420	40,967

Interest-Bearing Liabilities
Deposits	$1,231,711	3,129	0.51%	$1,269,695	5,262	0.84%
Borrowings	127,798	1,217	1.92%	167,124	1,615	1.95%

Total Interest-Bearing Liabilities	1,359,509	4,346	0.64%	1,436,819	6,877	0.97%
Noninterest-bearing deposits	193,172			164,355
Other liabilities	19,841			16,327
Shareholders’ equity	167,440			162,919

Total Liabilities and Shareholders’ Equity	$1,739,962	4,346		$1,780,420	6,877

Net Interest Income		$32,683			$34,090

Net Interest Margin			4.15%			4.21%
Interest Rate Spread			4.06%			4.09%

FINANCIAL SUMMARY

	2012		2011
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances (Dollars in thousands)
Assets	$1,748,436	$1,745,968	$1,734,564	$1,702,660	$1,738,559
Loans held for investment	1,162,630	1,173,671	1,200,070	1,217,058	1,244,288
Loans held for sale	5,741	7,676	7,851	6,894	2,754
Investment securities	388,968	394,904	337,811	295,461	292,898
Earning assets	1,593,275	1,581,981	1,572,095	1,549,932	1,593,857
Noninterest-bearing deposits	192,066	211,246	172,351	167,689	161,703
Savings deposits	45,371	44,118	40,876	40,097	40,937
NOW accounts	431,390	444,439	441,292	423,258	423,445
Money market accounts	374,217	383,256	370,773	363,340	365,109
Time deposits	406,153	366,135	393,384	401,287	435,895
Interest-bearing liabilities	1,367,905	1,348,722	1,379,799	1,347,756	1,354,956
Shareholders’ equity	169,551	167,046	163,387	167,278	166,701

Asset Quality Data (Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$10,331	$17,905	$15,773	$17,477	$17,839
Commercial nonaccrual loans which have been restructured	8,243	8,116	7,489	9,870	11,042
Non-commercial nonaccrual loans, not restructured	8,195	10,038	9,569	8,789	10,075
Non-commercial nonaccrual loans which have been restructured	2,616	990	283	133	308

Total nonaccrual loans	29,385	37,049	33,114	36,269	39,264
Loans past due 90 days or more and still accruing	65	29	14	26	65
Accruing restructured loans	5,230	6,633	7,406	7,167	8,351

Total nonperforming loans	34,680	43,711	40,534	43,462	47,680
Other real estate owned	24,491	30,032	30,587	26,469	25,729

Total nonperforming assets	$59,171	$73,743	$71,121	$69,931	$73,409
Restructured loans, performing	2,443	3,101	4,888	4,577	—
Net chargeoffs	5,047	4,369	3,153	3,736	4,037
Allowance for credit losses	25,231	27,918	28,844	27,750	28,040
Allowance for credit losses to loans held for investment	2.17%	2.38%	2.40%	2.28%	2.25%
Nonperforming loans to loans held for investment	2.98	3.72	3.38	3.57	3.83
Nonperforming assets to total assets	3.38	4.22	4.10	4.11	4.22
Nonperforming loans to total assets	1.98	2.50	2.34	2.55	2.74
Net charge-off percentage (annualized)	1.73	1.48	1.03	1.20	1.25
Allowance for credit losses to nonperforming loans	72.75	63.87	71.16	63.85	58.81

Loans identified as impaired	$32,955	$35,043	$32,591	$33,827	$37,483
Other nonperforming loans	1,725	8,668	7,943	9,635	10,197

Total nonperforming loans	34,680	43,711	40,534	43,462	47,680
Performing classified loans	71,673	75,282	87,959	92,327	95,500

Total classified loans	$106,353	$118,993	$128,493	$135,789	$143,180
Other real estate owned	24,491	30,032	30,587	26,469	25,729

Total classified assets	$130,844	$149,025	$159,080	$162,258	$168,909
Classified ratio	63.24%	72.09%	77.59%	79.89%	84.00%
Total capital (bank)	$206,901	$206,723	$205,019	$203,109	$201,077

	2007	2008	2009	2010	2011	2012	TOTAL
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$5,045	$2,341	$37,768
Real estate - construction	825	7,339	12,227	5,379	3,985	2,742	32,497
Real estate - mortgage	1,300	5,012	10,110	7,260	6,822	4,695	35,199
Consumer	2,235	5,071	4,925	2,829	1,358	531	16,949
Other	—	—	—	6,200	1,387	2	7,589

Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$18,597	$10,311	$130,002
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	5,238	3,984	23,596

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$23,835	$14,295	$153,598

Peak loans at September 30, 2008							$1,626,504
Chargeoffs, writedowns and losses to peak loans							9.44%

FINANCIAL SUMMARY

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$14,581	$16,694	$29,503	$33,930
Investment securities	3,733	3,165	7,318	6,830
Other	5	20	20	24

Total interest income	18,319	19,879	36,841	40,784
Interest expense:
Deposits	1,385	2,574	3,129	5,262
Borrowings from the FHLB	269	284	528	631
Other	342	492	689	984

Total interest expense	1,996	3,350	4,346	6,877

Net interest income	16,323	16,529	32,495	33,907
Provision for credit losses	2,360	3,020	5,803	9,093

Net interest income after provision for credit losses	13,963	13,509	26,692	24,814
Noninterest income:
Retail banking	2,325	2,554	4,579	5,054
Mortgage banking services	553	268	1,116	693
Wealth management services	561	626	1,155	1,171
Gain on sale of investment securities	—	—	—	1,961
Writedowns and loss on sale of real estate acquired in settlement of loans	(2,976)	(1,585)	(3,984)	(3,071)
Bank-owned life insurance	378	304	845	712
Other	168	234	298	415

Total noninterest income	1,009	2,401	4,009	6,935
Noninterest expense
Personnel	7,226	7,352	14,287	14,641
Occupancy	1,024	1,017	2,028	2,060
Furniture and equipment	885	924	1,663	1,888
Technology and data processing	1,015	960	2,035	1,877
Legal and professional	690	742	1,361	1,368
FDIC insurance	441	632	882	1,427
Real estate acquired in settlement of loans	205	393	523	782
Other	2,253	2,559	4,561	4,930

Total noninterest expense	13,739	14,579	27,340	28,973

Income before income taxes	1,233	1,331	3,361	2,776
Income taxes	312	190	929	624

Net income	921	1,141	2,432	2,152
Dividends and accretion on preferred stock	(729)	(730)	(1,459)	(1,459)

Net income available to common shareholders	$192	$411	$973	$693

Net income per share - basic	$0.01	$0.03	$0.06	$0.04
Net income per share - diluted	$0.01	$0.02	$0.06	$0.04

Other Data

Return on average assets	0.21%	0.26%	0.28%	0.24%
Return on average equity	2.20	2.81	2.93	2.66
Net yield on earning assets	4.16	4.14	4.15	4.21
Efficiency (excluding OREO items and securities gains)	66.64	69.15	66.23	64.20
Average loans to assets	67.44	73.79	68.02	73.96
Average loans to deposits	82.75	90.60	83.06	91.83
Average noninterest - bearing deposits to total deposits	14.21	11.51	13.56	11.46
Average equity to assets	9.67	9.26	9.62	9.15
Total capital as a percentage of total risk weighted assets	14.73	14.74	14.73	14.74
Tangible common equity as a percentage of total risk weighted assets	8.33	8.32	8.33	8.32

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of June 30, 2012
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Treasury	$10,000	$—	$—	$10,000	0.06%		0.07
US Agency	35,989	172	—	36,161	1.84		0.50
Mortgage backed securities	26,473	2,475	—	28,948	5.33		2.19
Collateralized mortgage obligations	19,641	572	(10)	20,203	5.68		3.08
Commercial mortgage backed securities	55,354	1,145	(133)	56,366	3.37		3.71
Covered bonds	46,606	2,510	—	49,116	3.75		3.78
Corporate bonds	152,573	2,668	(1,615)	153,626	3.85		3.41
Municipal obligations	19,244	589	(82)	19,751	6.28	*	4.65
Federal Home Loan Bank stock	8,351	—	—	8,351
Other	5,775	671	—	6,446

Total	$380,006	$10,802	$(1,840)	$388,968	3.81	*	3.08

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2012		2011
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$4.38	$4.79	$3.87	$3.90	$4.58
High	4.94	4.91	4.20	4.99	5.13
Low	3.88	3.71	3.30	3.53	4.21
Book value	7.48	7.32	7.09	7.34	7.30
Tangible book value	7.27	7.09	6.85	7.09	7.04
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	16,465,346	16,299,152	16,163,509	16,467,550	16,521,391

NON-GAAP MEASURES

Pre-tax, pre-securities gains and pre-credit related operating income

	Three Months ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Net income	$921	$1,141	$2,432	$2,152
Income taxes	312	190	929	624
Less gain on sale of investment securities	—	—	—	(1,961)
Real estate acquired in settlement of loans expense	205	393	523	782
Writedowns and loss on sale of real estate acquired in settlement of loans	2,976	1,585	3,984	3,071
Provision for credit losses	2,360	3,020	5,803	9,093

Pre-tax, pre-securities gains and pre-credit related operating income	$6,774	$6,329	$13,671	$13,761

Operating efficiency percentage

	Three Months ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Total noninterest expense	$13,739	$14,579	$27,340	$28,973
Less real estate acquired in settlement of loans expense	(205)	(393)	(523)	(782)

Numerator for calculation of operating efficiency (A)	$13,534	$14,186	$26,817	$28,191

Net interest income	$16,323	$16,529	$32,495	$33,907
Total noninterest income	1,009	2,401	4,009	6,935
Less gain on sale of investment securities	—	—	—	(1,961)
Writedowns and loss on sale of real estate acquired in settlement of loans	2,976	1,585	3,984	3,071

Denominator for calculation of operating efficiency (B)	$20,308	$20,515	$40,488	$41,952

Operating efficiency percentage (A/B)	66.64%	69.15%	66.23%	67.20%